UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2011 (April 7, 2011)
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 8.01. Other Events
Item 9.01 Financial Statements and Exhibits
Exhibits
SIGNATURES
Exhibit Index
EX-1.1
EX-99.1

Item 1.01 Entry into Material Definitive Agreement.
Partnership Initial Public Offering
          On April 13, 2011, CVR Partners, LP (the “Partnership”) completed its initial public offering (the “Offering”) of 22,080,000 common units representing limited partner interests at a public offering price of $16.00 per common unit pursuant to a Registration Statement on Form S-1, as amended (File No. 333-171270) (the “Registration Statement”). The 22,080,000 common units include 19,200,000 common units initially sold by the Partnership and 2,880,000 common units sold pursuant to the exercise of the option granted to the Underwriters (as defined below) to purchase additional common units, which option was exercised April 8, 2011 and closed simultaneously with the Offering. The common units sold in the Offering represent approximately 30.2% of the common units outstanding as of the closing of the Offering. Our wholly-owned subsidiary, Coffeyville Resources, LLC (“CRLLC”), owns the remaining 69.8% of the Partnership’s common units. In connection with the Offering, we and our subsidiaries entered into a series of new agreements and amended and restated existing intercompany agreements with the Partnership and its operating subsidiary.
Underwriting Agreement
          To effectuate the Offering, the Partnership, Coffeyville Resources Nitrogen Fertilizers, LLC, a direct wholly-owned subsidiary of the Partnership (“CRNF”), CVR GP, LLC, the general partner of the Partnership that is our indirect wholly-owned subsidiary (“CVR GP”) and CRLLC and Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriters”), entered into an Underwriting Agreement, dated April 7, 2011 and attached hereto as Exhibit 1.1. Pursuant to the Underwriting Agreement, the Partnership sold 22,080,000 common units to the Underwriters (including 2,880,000 common units sold pursuant to the exercise of the Underwriters’ over-allotment option) who resold them to the public. The Underwriting Agreement contained customary representations, warranties and agreements of the parties. The Partnership, CVR GP, CRNF and CRLLC agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.
Amended and Restated Contribution, Conveyance and Assumption Agreement
          In order to facilitate the consummation of the Offering, on April 7, 2011 CRLLC, CVR GP, CVR Special GP, LLC (“CVR Special GP”) and Coffeyville Acquisition III LLC (“CA III”) entered into an amended and restated contribution, conveyance and assumption agreement (the “Amended and Restated Contribution Agreement”) with the Partnership and CRNF. Pursuant to this agreement, (1) the Partnership distributed all of its cash on hand (approximately $54.0 million), other than cash in respect of prepaid sales, to CRLLC on April 12, 2011, (2) CVR Special GP exchanged its 33,303,000 special GP units (which entitled the holder thereof to certain joint management rights in concert with CVR GP) for 50,869,080 of the Partnership’s common units (which have the rights specified below under “Limited Partnership Agreement”), (3) CRLLC exchanged its 30,333 special LP units for 50,920 of the Partnership’s common units, (4) CVR Special GP merged with and into CRLLC, (5) the Partnership used the net proceeds of the Offering to repay CRLLC in satisfaction of the Partnership’s obligation to reimburse CRLLC for certain capital expenditures it made with respect to the Partnership’s nitrogen fertilizer business prior to October 24, 2007 (approximately $18.4 million), to make a distribution to CRLLC ($117.1 million), and to redeem the Partnership’s incentive distribution rights (“IDRs”) from CVR GP for $26.0 million, with the remainder to be used for general partnership purposes ($167.0 million), (6) CRLLC and CVR GP executed an amended and restated partnership agreement (as described in more detail below), (7) CVR GP distributed the proceeds it received from the redemption of the IDRs to CA III and (8) CA III sold its interest in CVR GP to CRLLC for $1,000.

Amended and Restated Omnibus Agreement
          On April 13, 2011, in connection with the closing of the Offering, we entered into an Amended and Restated Omnibus Agreement (the “Amended and Restated Omnibus Agreement”) by and among us, the Partnership, and CVR GP.
          Under the Amended and Restated Omnibus Agreement, we have agreed not to, and will cause our controlled affiliates other than the Partnership not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as we and our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions do not apply to:
•	any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by our board of directors; however, if at any time we complete such an acquisition, we must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to the Partnership for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to the Partnership separately from the acquired business or package of assets;

•	engaging in any fertilizer restricted business subject to the offer to the Partnership described in the immediately preceding bullet point pending the Partnership’s determination whether to accept such offer and pending the closing of any offers that the Partnership accepts;

•	engaging in any fertilizer restricted business if the Partnership has previously advised us that it has elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.
          Under the Amended and Restated Omnibus Agreement, the Partnership has agreed not to, and will cause its controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 bpd whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as we and our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions will not apply to:
•	any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by the Partnership’s general partner’s board of directors; however, if at any time the Partnership completes such an acquisition, it must, within 365 days of the closing of the transaction, offer to sell the refinery-related assets to us for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to us separately from the acquired business or package of assets;

•	engaging in any refinery restricted business subject to the offer to us described in the immediately preceding bullet point pending our determination whether to accept such offer and pending the closing of any offers we accept;

•	engaging in any refinery restricted business if we have previously advised the Partnership that we have elected not to acquire or seek to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.
          Under the Amended and Restated Omnibus Agreement, the Partnership has also agreed that we will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, we will be permitted to act in our sole discretion, without any fiduciary obligation to the Partnership or its unitholders whatsoever. These obligations will continue so long as we own the majority of the Partnership’s general partner directly or indirectly.
Amended and Restated Services Agreement
          On April 13, 2011, in connection with the closing of the Offering, we entered into an amended and restated services agreement (the “Amended and Restated Services Agreement”) by and among us, the Partnership, and CVR GP.
          Under the Amended and Restated Services Agreement, we have agreed to provide the Partnership with the following services, among others:
•	services by our employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve the Partnership on a shared, part-time basis only, unless we and the Partnership agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the property of the Partnership and the property of the Partnership’s operating subsidiary in the ordinary course of business;

•	recommendations on capital raising activities to the board of directors of the general partner of the Partnership, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for the Partnership and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by us and the general partner of the Partnership from time to time.
          As payment for services provided under the agreement, the Partnership, the general partner of the Partnership, or CRNF, the Partnership’s operating subsidiary, must pay us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, including administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share shall be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. The Partnership must pay us within 15 days for invoices we submit under the agreement.
          The Partnership and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of our employees who provide services to the Partnership or its general partner on a full-time or part-time basis; we will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by the Partnership and its subsidiaries and the Partnership will bear all personnel costs for these employees.
          Either we or the Partnership’s general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. We also have the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of our affiliates or any other person or entity, though such delegation does not relieve us from our obligations under the agreement. Beginning one year after the completion of the Offering, either we or the Partnership’s general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, the Partnership’s general partner may terminate the agreement immediately if we become bankrupt, or dissolve and commence liquidation or winding-up.
          In order to facilitate the carrying out of services under the agreement, we and our affiliates, on the one hand, and the Partnership, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.
          The agreement also contains an indemnity provision whereby the Partnership, the Partnership’s general partner, and CRNF, as indemnifying parties, agree to indemnify us and our affiliates (other than the indemnifying parties themselves) against losses and liabilities incurred in connection with the performance of services under the agreement or any breach of the agreement, unless such losses or liabilities arise from a breach of the agreement by us or other misconduct on our part, as provided in the agreement. The agreement also contains a provision stating that we are an independent contractor under the agreement and nothing in the agreement may be construed to impose an implied or express fiduciary duty owed by us, on the one hand, to the recipients of services under the agreement, on the other hand. The agreement prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from us or certain affiliates, except in cases of gross negligence, willful misconduct, bad faith, reckless disregard in performance of services under the agreement, or fraudulent or dishonest acts on our part.
Amended and Restated Feedstock and Shared Services Agreement
          On April 13, 2011, CRRM and CRNF entered into the amended and restated feedstock and shared services agreement (the “Amended and Restated Feedstock and Shared Services Agreement”). This agreement requires us and the Partnership to provide feedstock and other services to each other. These feedstocks and services are utilized in the respective production processes of our refinery and the Partnership’s nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas.
          The agreement provides that the Partnership is obligated to provide us with hydrogen from time to time if, in the sole discretion of the board of directors of the Partnership’s general partner, sales of hydrogen to the refinery would not adversely affect the classification of the Partnership as a partnership for U.S. federal income tax purposes, and to the extent available, we have agreed to provide the Partnership with hydrogen from time to time. The agreement provides hydrogen supply and pricing terms for sales of hydrogen by both parties.
          The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. The Partnership must make available to us any high-pressure steam produced by the nitrogen fertilizer plant that is not required for the operation of the nitrogen fertilizer plant, and we must use commercially reasonable efforts to provide high-pressure steam to the Partnership for purposes of allowing the Partnership to commence and recommence operation of the nitrogen fertilizer plant from time to time, and also for use at the Linde air separation plant adjacent to our facility. We are not required to provide such high-pressure steam if doing so would have a material adverse effect on the refinery’s operations. The price for such high pressure steam is calculated using a formula that is based on steam flow and the price of natural gas actually paid by us.
          The Partnership is also obligated to make available to us any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by the Partnership in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 cents per kilowatt hour, as adjusted to reflect changes in the Partnership’s electric bill.
          The agreement also provides that both we and the Partnership must deliver instrument air to one another in some circumstances. The Partnership must make instrument air available for purchase by us at a minimum flow rate, to the extent produced by the Linde air separation plant and available to it. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the Partnership’s electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from us, we are required to make instrument air available to the Partnership for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in our electric bill.
          The agreement also provides a mechanism pursuant to which the Partnership would transfer a tail gas stream (which is otherwise flared) to us to fuel one of our boilers. The Partnership would receive the benefit of eliminating a waste gas stream and recover the fuel value of the tail gas stream, and we would receive the benefit of fuel abatement for the boiler. In addition, we would receive a discount on the fuel value to enable us to recover over time the capital costs for completing the project, and a return on our investment.
          With respect to oxygen requirements, the Partnership is obligated to provide oxygen produced by the Linde air separation plant and made available to it to the extent that such oxygen is not required for operation of the nitrogen fertilizer plant. The oxygen is required to meet certain specifications and is to be sold at a fixed price.
          The agreement also addresses the means by which we and the Partnership obtain natural gas. Currently, natural gas is delivered to both the nitrogen fertilizer plant and the refinery pursuant to a contract between us and Atmos Energy Corp. (“Atmos”). Under the feedstock and shared services agreement, the Partnership reimburses us for natural gas transportation and natural gas supplies purchased on its behalf. At our request, or at the request of the Partnership, in order to supply the Partnership with natural gas directly, both parties will be required to use their commercially reasonable efforts to (i) add the Partnership as a party to the current contract with Atmos or reach some other mutually acceptable accommodation with Atmos whereby both we and the Partnership would each be able to receive, on an individual basis, natural gas transportation service from Atmos on similar terms and conditions as set forth in the current contract, and (ii) purchase natural gas supplies on their own account.
          The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, finished product tank capacity, costs associated with security services, and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires the Partnership to reimburse us for utility costs related to a sulfur processing agreement between us and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). The Partnership has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both our and the Partnership’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties except in certain circumstances.
          The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.
          The agreement has an initial term of 20 years, which will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement will also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or the refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.
          Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.
Amended and Restated Cross-Easement Agreement
          CRRM entered into a cross-easement agreement with CRNF in October 2007 so that both we and the Partnership can access and utilize each other’s land in certain circumstances in order to operate our respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements which provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property. In connection with the Offering, on April 13, 2011, we entered into an amended and restated cross-easement agreement with the Partnership in order to make several minor and technical adjustments to the existing agreement.
Amended and Restated Registration Rights Agreement
          In connection with the Offering, on April 13, 2011 CRLLC, our wholly-owned subsidiary, entered into an amended and restated registration rights agreement with the Partnership, pursuant to which the Partnership may be required to register the sale of the Partnership common units CRLLC holds. Under the registration rights agreement, CRLLC has the right to request that the Partnership register the sale of common units held by CRLLC on six occasions, including requiring the Partnership to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if the Partnership elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of the Partnership common units held by CRLLC and any permitted transferee are entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.
Limited Partnership Agreement
          In connection with the Offering, CVR GP and CRLLC entered into the second amended and restated agreement of limited partnership of the Partnership, dated April 13, 2011.
Description of Partnership Interests
          The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by our wholly-owned indirect subsidiary, CVR GP, the Partnership’s general partner.

          Common units. The common units represent limited partner interests in the Partnership and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under the Partnership’s partnership agreement. Following the consummation of the Offering, our indirect wholly-owned subsidiary, CRLLC, owns 69.8% of the common units, and members of the public own the remaining 30.2% of the common units.
          General partner interest. The general partner interest, which is held solely by the Partnership’s general partner, CVR GP, LLC, a wholly-owned subsidiary of CRLLC, entitles the holder to manage the business and operations of the Partnership, but does not entitle the holder to participate in Partnership distributions or allocations. The Partnership’s general partner can be sold without the consent of other partners in the Partnership.
Management of the Partnership
          The Partnership’s general partner manages the Partnership’s operations and activities as specified in the partnership agreement. The general partner of the Partnership is managed by its board of directors. We have the right to select the directors of the general partner. Actions by the general partner that are made in its individual capacity are made by CRLLC as the sole member of the general partner and not by its board of directors. The members of the board of directors of the general partner are not elected by the unitholders and are not subject to re-election on a regular basis in the future. The officers of the general partner manage the day-to-day affairs of the Partnership’s business.
Cash Distributions by the Partnership
          The Partnership will make cash distributions to holders of common units pursuant to the Partnership’s general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata. The partnership agreement permits the Partnership to borrow to make quarterly distributions, but it is not required, and does not intend, to do so. The Partnership does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under the Partnership’s cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner in its sole discretion.
Voting Rights
          The partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units (including units held by our wholly-owned subsidiary CRLLC). In voting their units, the Partnership’s general partner and its affiliates will have no fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership and its limited partners.
          The following is a summary of the vote requirements specified for certain matters under the partnership agreement:
•	Issuance of additional units: no approval right.

•	Amendment of the partnership agreement: certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets: unit majority in certain circumstances.

•	Dissolution of the Partnership: unit majority.

•	Continuation of the Partnership upon dissolution: unit majority.

•	Withdrawal of the general partner: under most circumstances, a unit majority, excluding common units held by the Partnership’s general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2021.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

•	Transfer of the general partner’s general partner interest: the general partner may transfer all, but not less than all, of its general partner interest in the Partnership without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the general partner and its affiliates, voting as a class, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021.

•	Transfer of ownership interests in the general partner: no approval required at any time.
Call Right
          If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. As of the closing of the Offering, CRLLC owned approximately 69.8% of the Partnership’s outstanding common units. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.
Conflicts of Interest
          Under the partnership agreement the general partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval, (3) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.
          In addition to the provisions described above, the partnership agreement contains provisions that restrict the remedies available to the Partnership’s unitholders for actions that might otherwise constitute breaches of fiduciary duty.
•	The partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, the Partnership, its affiliates, any limited partner or the common unitholders.

•	The partnership agreement provides that the general partner shall not have any liability to the Partnership or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of the Partnership.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to the Partnership, as determined by the general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to the Partnership.

•	The partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•	The partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.
          The partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. The Partnership has adopted these provisions to allow the Partnership’s general partner or its affiliates to engage in transactions with the Partnership that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of the Partnership’s general partner’s state law fiduciary duty standards.
•	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•	The partnership agreement contains provisions that waive or consent to conduct by the Partnership’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. These contractual standards reduce the obligations to which the Partnership’s general partner would otherwise be held.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of the Partnership’s general partner must be (1) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

•	If the Partnership’s general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which the Partnership’s general partner would otherwise be held.

•	Delaware law generally provides that a limited partner may institute legal action on behalf of the Partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the Partnership’s partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

•	In addition to the other more specific provisions limiting the obligations of the Partnership’s general partner, the partnership agreement further provides that the Partnership’s general partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.
Credit Agreement
          On April 13, 2011, the Partnership, through CRNF, entered into a Credit and Guaranty Agreement (the “Partnership Credit Agreement”), with the lenders party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent. The Partnership Credit Agreement provides for (i) a term loan facility of $125.0 million, all of which was drawn at closing, and (ii) a revolving credit facility of $25.0 million, none of which was drawn at closing. The Partnership Credit Agreement also includes an uncommitted incremental facility of up to $50.0 million. The Partnership Credit Agreement matures on April 13, 2016. Of the $125.0 million of term loan proceeds drawn at closing, $87.2 million was distributed to CRLLC on April 13, 2011. The remainder was retained by the Partnership for general partnership purposes.
Guarantees and Security
          The Partnership and all of the Partnership’s future, direct and indirect, domestic subsidiaries will unconditionally guarantee all obligations under the Partnership Credit Agreement. All obligations under the Partnership Credit Agreement and the guarantees of those obligations will be secured, subject to certain exceptions, by a security interest in substantially all of the assets of the Partnership and CRNF and all of the capital stock of CRNF and each domestic subsidiary owned by the Partnership or CRNF.
Interest Rate and Fees
          Borrowings under the Partnership Credit Agreement will bear interest at a rate per annum equal to, at the option of the Partnership, either (a) a base rate determined by reference to the highest of (1) the rate of interest quoted in the Wall Street Journal as the prime rate, (2) the federal funds effective rate plus 0.50% and (3) the sum of the adjusted Eurodollar rate that would be applicable to a Eurodollar rate loan with an interest period of one month commencing on such date and the excess of the applicable margin with respect to Eurodollar rate loans over the applicable margin with respect to base rate loans, plus, in each case, an applicable margin or (b) an adjusted Eurodollar rate plus an applicable margin. The applicable margins under the Partnership Credit Agreement are subject to step-ups and step-downs based on the Partnership’s leverage ratio. In addition to paying interest on outstanding principal under the Partnership Credit Agreement, the Partnership will be required to pay a commitment fee, in respect of the unutilized commitments thereunder, of 0.50% per annum multiplied by such unutilized commitments. The Partnership will also be required to pay customary letter of credit fees, including, without limitation, a letter of credit fee equal to the applicable margin on revolving credit LIBOR loans and fronting fees.
Mandatory Prepayments
          The Partnership will be required to prepay outstanding amounts under the new term facility in an amount equal to the net proceeds from the sale of assets or from insurance or condemnation awards related to collateral, in each case subject to certain reinvestment rights. In addition, the Partnership will be required to prepay outstanding amounts under the new term facility with the net proceeds from certain issuances of debt (other than debt permitted to be incurred under the Partnership Credit Agreement).
Voluntary Prepayments/Commitment Reductions
          At any time, the Partnership may voluntarily reduce the unutilized portion of the revolving commitment amount, and prepay, in whole or in part, outstanding amounts under the Partnership Credit Agreement without premium or penalty other than customary “breakage” costs with respect to Eurodollar rate loans.
Amortization and Final Maturity
          There is no scheduled amortization under the Partnership Credit Agreement. All outstanding amounts under the Partnership Credit Agreement will be due and payable in full five years after the closing date of the Partnership Credit Agreement.
Restrictive Covenants and Other Matters
          The Partnership Credit Agreement will require the Partnership to maintain (i) a minimum interest coverage ratio (ratio of Consolidated Adjusted EBITDA to interest) as of any fiscal quarter of 3.0 to 1.0 and (ii) a maximum leverage ratio (ratio of debt to Consolidated Adjusted EBITDA) of (a) as of any fiscal quarter ending after April 13, 2011 and prior to December 31, 2011, 3.50 to 1.0, and (b) as of any fiscal quarter ending on or after December 31, 2011, 3.0 to 1.0 in all cases calculated on a trailing four quarter basis. In addition, the Partnership Credit Agreement will include negative covenants that will, subject to significant exceptions, limit the Partnership’s ability and the ability of certain of its subsidiaries to, among other things:
•	incur, assume or permit to exist additional indebtedness, guarantees and other contingent obligations;

•	incur liens;

•	make negative pledges;

•	pay dividends or make other distributions;

•	make certain loans and investments;

•	consolidate, merge or sell all or substantially all of the Partnership’s assets;

•	enter into sale-leaseback transactions; and

•	enter into transactions with affiliates.
          The Partnership Credit Agreement provides that the Partnership can make distributions to holders of the Partnership’s common units, but only if the Partnership is in compliance with its leverage ratio and interest coverage ratio covenants on a pro forma basis after giving effect to any distribution and there is no default or event of default under the facility. The Partnership Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default, including among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the Partnership Credit Agreement to be in force and effect, and change of control. An event of default will also be triggered if we terminate or violate any of our covenants in any of the intercompany agreements between us and the Partnership and such action has a material adverse effect on the Partnership. If an event of default occurs, the administrative agent under the Partnership Credit Agreement would be entitled to take various actions, including the acceleration of amounts due under the Partnership Credit Agreement and all actions permitted to be taken by a secured creditor.
Trademark License Agreement
          In connection with the Offering, on April 13, 2011, we entered into a trademark license agreement with the Partnership pursuant to which we granted the Partnership a non-exclusive, non-transferrable license to use the CVR Partners and Coffeyville Resources logos in connection with the Partnership’s business. The Partnership has agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by us, and has agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by the Partnership. Either party can terminate the license with 60 days’ prior notice.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The description of the Partnership Credit Agreement provided above under Item 1.01 is incorporated in this Item 2.03 by reference.
Item 8.01. Other Events.
          Fertilizer Business Event
          The Offering constituted a “Fertilizer Business Event” under the indentures governing CRLLC’s 9% First Lien Senior Secured Notes due 2015 and 10 7/8% Second Lien Senior Secured Notes due 2017 (collectively, the “Notes”). As a result of the Fertilizer Business Event, the Partnership’s and CRNF’s guarantee of the Notes was fully and unconditionally released, the assets of the Partnership and CRNF no longer constitute collateral for the benefit of the Notes, and the Partnership and CRNF are no longer subject to the covenants contained in the indentures governing the Notes. However, all of the Partnership common units owned by CRLLC remain collateral pledged for the benefit of the Notes.
Item 9.01 Financial Statements and Exhibits.
          Exhibits
          A list of exhibits filed herewith is contained in the exhibit index following the signature page hereto and is incorporated by reference herein.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
          Date: April 13, 2011

CVR ENERGY, INC.
By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of April 7, 2011, among CVR Partners, LP, Coffeyville Resources Nitrogen Fertilizers, LLC, CVR GP, LLC and Coffeyville Resources, LLC and Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein.

99.1	Press release issued April 13, 2011 by CVR Partners, LP.